UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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BlackRock FundsSM
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September 1, 2006

Dear BlackRock Shareholder,

As you know, on February 15, 2006, BlackRock and Merrill Lynch announced that they had agreed to merge Merrill Lynch Investment Managers (MLIM) and BlackRock by the end of the third quarter 2006 to create a new company that will be one of the largest asset managers in the world, with approximately $1 trillion in assets under management.* The new organization will offer shareholders a world-class selection of mutual funds, 85 of which have been rated 4 or 5 star by Morningstar.**

You are receiving this proxy solicitation in association with the combination of MLIM and BlackRock. The proxy asks you to vote in favor of proposals to approve a new investment advisory agreement and a new sub-advisory agreement.

We have not yet reached a quorum for the BlackRock Municipal Money Market Portfolio (CPAXX), in which you are a shareholder. This has resulted in an adjournment of the special meeting for BlackRock Funds shareholders that had been scheduled for August 22, 2006.

If you have not yet voted your shares of

The BlackRock Municipal Money Market Portfolio,

please do so immediately by calling 1-866-390-5114.

September 15, 2006 has been set as the new date of the BlackRock Funds shareholder special meeting. The fund’s board of trustees recommends that shareholders vote FOR the proposals described in the proxy statement. Voting can be done in person or via mail, telephone or Internet. Enclosed is a notice of meeting, proxy statement and proxy ballot, as well as a notice of adjournment for the September 15, 2006 meeting.

Thank you for your vote and for investing with the BlackRock funds.

Sincerely,

Anne F. Ackerley

Managing Director

*Based on combined assets as of June 30, 2006.

**Ratings are based on historical risk-adjusted performance and the overall rating is derived from a weighted average of the funds’ 3-, 5-, and 10-year Morningstar Rating Metrics – includes open and closed-end funds.